Exhibit 99.1

Thursday, January 13, 2022
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.71

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced quarterly earnings of $50,281,000 for the quarter ended December 31, 2021, an increase of 29% from $38,951,000 for the quarter ended December 31, 2020. After the effect of dividends on preferred stock, net income available for common shareholders was $0.71 per diluted share for the quarter ended December 31, 2021, compared to $0.51 per diluted share for the quarter ended December 31, 2020, a $0.20 or 39% increase in fully diluted earnings per common share. Return on common shareholders' equity for the quarter ended December 31, 2021 was 10.12% compared to 7.65% for the quarter ended December 31, 2020. Return on assets for the quarter ended December 31, 2021 was 1.02% compared to 0.83% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "The first fiscal quarter of 2022 was a great start to the year. Net loan growth was robust, increasing $759 million or 5.5% for the quarter. Credit quality remained strong, with yet another quarter of net recoveries and our allowance for credit losses stands at $201 million. Deposit growth continued, with total customer deposits increasing by $360 million and checking accounts now making up 44% of deposits. Solid growth in our fundamental business has resulted in an 11.30% increase in net interest income over the same quarter last year.
Two very important non-financial events occurred last quarter. First, we were able to exit the 2018 Bank Secrecy Act ("BSA") Consent Order with our primary federal regulator, the Office of the Comptroller of the Currency ("OCC"). Over the last four years we have worked diligently to improve our BSA program. While we are grateful to be out of the

Consent Order, we recognize the importance of regulatory compliance and will continue to build our culture of compliance going forward. Second, we successfully launched our new consumer online and mobile banking platforms. These were both substantial upgrades and provide a platform for our clients to have a real-time understanding of their financial health by aggregating data from all of their financial partners. Additionally, alerts can be personalized and set to notify clients of financial activity at their discretion. We are just starting to reap the benefits of controlling our own digital channel platforms and will continue to enhance our offerings to meet client needs."
Total assets were $20.0 billion as of December 31, 2021, compared to $19.7 billion at September 30, 2021, primarily due to the $759 million increase in loans receivable funded by continued growth in customer deposits (noted below) and cash. Investment securities decreased by $232 million during the quarter.
Customer deposits totaled $15.9 billion as of December 31, 2021, an increase of $360 million or 2.3% since September 30, 2021. Transaction accounts increased by $442 million or 3.7% during that period, while time deposits decreased $82 million or 2.4%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of December 31, 2021, 78.9% of the Company’s deposits were transaction accounts, up from 77.9% at September 30, 2021. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 96.6% of deposits at December 31, 2021.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $1.72 billion as of December 31, 2021, unchanged since September 30, 2021. The weighted average interest rate of FHLB borrowings was 1.49% as of December 31, 2021, a decrease from 1.51% at September 30, 2021.
The Company had strong loan originations of $2.13 billion for the first fiscal quarter of 2022, compared to $1.92 billion of originations in the same quarter one year ago. Largely offsetting loan originations in each of these quarters were loan repayments of $1.83 billion and $1.60 billion, respectively. Commercial loans represented 79% of all loan originations during the first fiscal quarter of 2022 and consumer loans accounted for the remaining 21%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.38% as of December 31, 2021, a decrease from 3.47% as of September 30, 2021, due primarily to payoffs of loans at higher than current market interest rates and new loans originated at current market rates.
Credit quality is being monitored closely and the economic impacts of the pandemic will become clearer over time. As of December 31, 2021, non-performing assets remained low from a historical perspective and totaled $54.8 million, or 0.27% of total assets, compared to 0.22% at September 30, 2021. The change fiscal year to date is due primarily to non-accrual loans increasing by $13.2 million, or 42%, since September 30, 2021. Delinquent loans increased to 0.31% of total loans at December 31, 2021, compared to 0.19% at September 30, 2021. The allowance for credit losses (including the reserve for unfunded commitments) totaled $201 million as of December 31, 2021, and was 1.18% of gross loans outstanding (1.20% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $199 million, or 1.22% of gross loans outstanding, at September 30, 2021. Net recoveries were $2.1 million for the first fiscal quarter of 2022, compared to net recoveries of $1.7 million for the prior year same quarter. The Company has recorded net recoveries in 32 of the last 34 quarters.
The Company recorded a $500 thousand provision for credit losses in the first fiscal quarter of 2022, compared to a provision for credit losses of $3.0 million in the same quarter of fiscal 2021. The provision for loan losses in the quarter ended December 31, 2021 was primarily due to growth in loans receivable largely offset by improvements in the credit quality of certain loan portfolios.
The Company paid a quarterly dividend on Series A preferred stock on October 15, 2021. On November 19, 2021, the Company paid a regular cash dividend on common stock of $0.23 per share, which represented the 155th consecutive quarterly cash dividend. During the first fiscal quarter of 2022, the Company repurchased 84,114 shares of common stock (related to tax withholding on employee equity awards) at a weighted average price of $35.34 per share and has authorization to repurchase 3,733,004 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2021, tangible common shareholders' equity per share increased by $0.32, or 1.4%, to $23.59. The ratio of total tangible shareholders' equity to tangible assets was 9.35% as of December 31, 2021.
Net interest income was $134 million for the first fiscal quarter of 2022, an increase of $13.6 million or 11.3% from the same quarter in the prior year. The increase in net interest income was primarily due to average interest-earning assets increasing by $1.0 billion or 5.59% from the prior year while average interest-bearing liabilities decreased $38 million or 0.26%. Average noninterest-bearing deposits grew by $930 million over the same period. The change in net interest income was also impacted by a 12 basis point decline in the average rate earned on interest-earning assets while the average rate paid on interest-bearing liabilities declined by 31 basis points. Net interest margin of 2.87% in the first fiscal quarter of 2022 compared to 2.88% for the quarter ended September 30, 2021 and 2.75% for the prior year quarter.
Total other income was $18.7 million for the first fiscal quarter of 2022 compared to $13.9 million in the prior year same quarter. The increase in other income was primarily due to a gain of $5.1 million that was recorded for certain equity investments in the quarter ended December 31, 2021.
Total other expense was $89.6 million in the first fiscal quarter of 2022, an increase of $8.2 million, or 10.1%, from the prior year's quarter. Compensation and benefits costs increased by $4.7 million, or 11.0%, over the prior year quarter primarily due to annual merit increases, higher bonus compensation accruals related to strong deposit and loan growth and investments in top talent and contract staff to support strategic initiatives. The increase in other expense was also partially due to a tax related accrual of $2.4 million in the quarter ended December 31, 2021. The Company’s efficiency ratio in the first fiscal quarter of 2022 was 58.6%, compared to 60.6% for the same period one year ago.

Income tax expense totaled $13.0 million for the first fiscal quarter of 2022, as compared to $10.6 million for the prior year same quarter. The effective tax rate for the quarter ended December 31, 2021 was 20.52% compared to 21.24% for the year ended September 30, 2021. The Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments.
WaFd Bank is headquartered in Seattle, Washington, and has 219 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2021	September 30, 2021
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,880,647	$2,090,809
Available-for-sale securities, at fair value	1,946,139	2,138,259
Held-to-maturity securities, at amortized cost	326,387	366,025
Loans receivable, net of allowance for loan losses of $171,411 and $171,300	14,592,202	13,833,570
Interest receivable	51,751	50,636
Premises and equipment, net	253,488	255,152
Real estate owned	5,737	8,204
FHLB and FRB stock	102,863	102,863
Bank owned life insurance	234,660	233,263
Intangible assets, including goodwill of $303,457 and $303,457	309,747	310,019
Federal and state income tax assets, net	—	3,877
Other assets	269,550	257,897
	$19,973,171	$19,650,574
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$12,550,062	$12,108,025
Time deposits	3,351,984	3,434,087
Total customer deposits	15,902,046	15,542,112
FHLB advances	1,720,000	1,720,000
Advance payments by borrowers for taxes and insurance	17,551	47,016
Federal and state income tax liabilities, net	2,728	—
Accrued expenses and other liabilities	181,720	215,382
	17,824,045	17,524,510
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,195,838 and 135,993,254 shares issued; 65,263,738 and 65,145,268 shares outstanding	136,196	135,993
Additional paid-in capital	1,680,637	1,678,622
Accumulated other comprehensive income (loss), net of taxes	61,876	69,785
Treasury stock, at cost; 70,932,100 and 70,847,986 shares	(1,589,920)	(1,586,947)
Retained earnings	1,560,337	1,528,611
	2,149,126	2,126,064
	$19,973,171	$19,650,574
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$28.33	$28.03
Tangible common shareholders' equity per share	23.59	23.27
Shareholders' equity to total assets	10.76%	10.82%
Tangible shareholders' equity to tangible assets	9.35%	9.39%
Tangible shareholders' equity + allowance for credit losses to tangible assets	10.38%	10.42%
Weighted average rates at period end
Loans and mortgage-backed securities	3.30%	3.37%
Combined loans, mortgage-backed securities and investments	2.83	2.80
Customer accounts	0.23	0.23
Borrowings	1.49	1.51
Combined cost of customer accounts and borrowings	0.35	0.35
Net interest spread	2.48	2.45

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2021	2020
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$138,509	$133,671
Mortgage-backed securities	4,792	7,230
Investment securities and cash equivalents	7,139	6,921
	150,440	147,822
INTEREST EXPENSE
Customer accounts	8,461	14,110
FHLB advances and other borrowings	7,843	13,198
	16,304	27,308
Net interest income	134,136	120,514
Provision (release) for credit losses	500	3,000
Net interest income after provision (release)	133,636	117,514
OTHER INCOME
Gain (loss) on sale of investment securities	81	—
Loan fee income	1,921	2,392
Deposit fee income	6,443	6,026
Other Income	10,236	5,452
	18,681	13,870
OTHER EXPENSE
Compensation and benefits	47,425	42,723
Occupancy	10,090	9,592
FDIC insurance premiums	3,100	3,263
Product delivery	4,721	4,937
Information technology	11,421	11,831
Other	12,856	9,064
	89,613	81,410
Gain (loss) on real estate owned, net	562	(449)
Income before income taxes	63,266	49,525
Income tax provision	12,985	10,574
Net income	50,281	38,951
Dividends on preferred stock	3,656	—
Net income available to common shareholders	$46,625	$38,951
PER SHARE DATA
Basic earnings per common share	$0.72	$0.51
Diluted earnings per common share	0.71	0.51
Cash dividends per common share	0.23	0.22
Basic weighted average shares outstanding	65,207,837	75,792,995
Diluted weighted average shares outstanding	65,350,174	75,798,460
PERFORMANCE RATIOS
Return on average assets	1.02%	0.83%
Return on average common equity	10.12	7.65
Net interest margin	2.87	2.75
Efficiency ratio	58.64	60.58

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